                                VOTING AGREEMENT

                                     (PGGM)

                  THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of February 11, 2000 by and among Equity Office Properties Trust, a Maryland real estate investment trust ("EOP"), EOP Operating Limited Partnership, a Delaware limited partnership ("EOP PARTNERSHIP"), WCP Services, Inc., a Delaware corporation ("WCP"), and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands ("PGGM").

                  WHEREAS, EOP, EOP Partnership, Cornerstone Properties, Inc., a Nevada corporation ("CORNERSTONE"), Cornerstone Properties Limited Partnership, a Delaware limited partnership ("CORNERSTONE PARTNERSHIP"), will enter into an Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which (i) Cornerstone Partnership will be merged with and into EOP Partnership (the "PARTNERSHIP MERGER"), with EOP Partnership as the survivor of the Partnership Merger, and (ii) Cornerstone will be merged with and into EOP (the "MERGER"), with EOP as the survivor of the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

                  WHEREAS, PGGM is the beneficial and record owner of 45,779,703 issued and outstanding shares of common stock, with no par value per share, of Cornerstone (such shares, together with any shares acquired hereafter, the "CORNERSTONE COMMON SHARES") as more particularly described on SCHEDULE 1;

                  WHEREAS, in accordance with the Recitals in the Merger Agreement, PGGM desires to execute and deliver this Agreement solely in its capacity as a holder of Cornerstone Common Shares; and

                  WHEREAS, to induce PGGM to enter into this Agreement, EOP, EOP Partnership and WCP desire to make certain undertakings and agreements as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.        DISPOSITION OF CORNERSTONE COMMON SHARES

                  During the period from the date hereof through the earlier of
(i) the date on which the Merger is consummated or (ii) 30 days after the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the "TERM"), PGGM shall not, directly or indirectly,
(a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Cornerstone Common Shares, (b) grant any proxies for any Cornerstone Common Shares with respect to any matters described in Section 2(a) hereof (other than a proxy directing the holder thereof to vote the Cornerstone Common Shares in a manner required by Section 2(a) hereof), (c) deposit any Cornerstone Common Shares into a voting trust or enter into a voting agreement with respect to any Cornerstone Common Shares with respect to any matters described in Section 2(a) hereof, or tender any Cornerstone Common Shares in a transaction other than a transaction contemplated by the Merger Agreement, or (d) take any action which is intended to have the effect of preventing or disabling PGGM from performing its obligations under this Agreement; PROVIDED, HOWEVER, that nothing herein shall prevent the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Cornerstone Common Shares, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing to be bound by the terms of this Agreement.

SECTION 2.        VOTING

                  (a) During the Term, PGGM shall cast or cause to be cast all votes attributable to the Cornerstone Common Shares, at any annual or special meeting of shareholders of Cornerstone, including any adjournments or postponements thereof, or in connection with any written consent or other vote of Cornerstone shareholders, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the board of directors of Cornerstone that would not materially adversely affect PGGM in its capacity as beneficial owner of Cornerstone Common Stock), and (ii) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the Merger or the Partnership Merger.

                  (b) PGGM will retain the right to vote its Cornerstone Common Shares, in its sole discretion, on all matters other than those described in paragraph (a) of this Section 2, and PGGM may grant proxies and enter into voting agreements or voting trusts for its Cornerstone Common Shares in respect of such other matters.

SECTION 3.        NON-SOLICITATION

                  During the Term, PGGM (a) shall not, and shall not permit any of its officers, directors, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives retained by it to, (i) invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any Acquisition Proposal, or (ii) engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and (b) shall notify EOP immediately if it receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with PGGM.

SECTION 4.        TAX MATTERS

                  (a) So long as there is no change in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, or the published interpretations of the Internal Revenue Service with respect thereto occurring after the date hereof (a "Change in Law"), EOP shall not withhold, and shall not cause to be withheld, any tax pursuant to Section 1445 of the Code in respect of the Merger Consideration to be paid to PGGM pursuant to the Merger. In the event that EOP believes that a Change in Law has occurred, it shall deliver written notice thereof to PGGM. In the event that PGGM shall deliver to EOP an opinion of nationally recognized tax counsel reasonably satisfactory to EOP to the effect that, taking into account the Change in Law, EOP is not required to withhold any amount of federal tax with respect to any portion of the Merger Consideration payable to PGGM under the Merger Agreement, then the obligation of EOP set forth in the first sentence of this subparagraph (a) shall continue in effect.

                  (b) (i) EOP shall designate distributions paid by EOP to its shareholders that have a record date during 2000 prior to the Closing Date as "capital gain dividends" (as defined in Section 857(b)((3)(C)) of the Code) in an amount equal to the lesser of (A) the distributions paid by EOP to its shareholders that have a record date during 2000 prior to the Closing Date (reduced by any amount designated by EOP pursuant to Section 858(a) of the Code and the Treasury Regulations thereunder as being paid during 1999), or (B) the amount of gain that is recognized by EOP during the period commencing on January 1, 2000 and ending on the date prior to the Closing Date with respect to the disposition of "United States real property interests" (as defined for purposes of Section 897 of the Code) and that is otherwise eligible for designation as a "capital gain dividend" under Section 857(b)(3)(C) of the Code, and (ii) it shall cause the Form 1099s to be delivered to PGGM and the other EOP shareholders with respect to the year 2000 to be prepared in a manner consistent with the foregoing designation; PROVIDED, HOWEVER, that EOP makes no representation or warranty to PGGM that the aforesaid designation will be respected for federal income tax purposes and that EOP in no event shall have any liability to PGGM by reason of a recharacterization by the Internal Revenue Service of distributions paid by EOP to PGGM during or with respect to 2000 as "capital gain dividends" or as otherwise including income attributable to the disposition of "United States real property interests." EOP also agrees not to withhold from amounts otherwise distributable to PGGM any tax pursuant to Section 1445 attributable to "capital gains dividends" (within the meaning of Section 857(b)(3)(C) of the Code) distributed by EOP to its shareholders in 1999.

                  (c) Upon request from PGGM made from time to time (but not more frequently than once each calendar quarter), EOP shall endeavor to deliver to PGGM within fifteen (15) business days after the request therefor a statement (based upon reasonable inquiry) to the effect that, to the knowledge of EOP, EOP qualifies as a "domestically controlled REIT" (within the meaning of Section 897(h)(4)(B) of the Code) if such statement in fact would be true when made. For purposes of such statement, reasonable inquiry shall include review of all
Schedule 13D and 13G filings made under the Exchange Act with the SEC with respect to EOP during the lesser of the five calendar years preceding the date of the statement or the period commencing July 1, 1997, all IRS Form 1042 filings made by or on behalf of EOP with respect to each of the five taxable years preceding the date of the statement (or if shorter, the period commencing July 1, 1997), the list of EOP's registered shareholders as of a date within 60 days of such statement (and to the extent reasonably available, as of a date within 60 days of the end of each of the preceding five calendar years (or if shorter, each of the calendar years commencing with 1997)), a report obtained by EOP from a shareholders tracking service within 60 days of such statement (and any similar reports in the possession of EOP or otherwise reasonably available to EOP providing information as of a date within 60 days of the end of each of the five preceding calendar years (or if shorter, each of the calendar years commencing with 1997)), and a list of "non-objecting beneficial owners" of shares of EOP obtained as of a date within 60 days of such statement (and to the extent reasonably available, as of a date within 60 days of the end of each of the preceding five calendar years (or if shorter, each of the calendar years commencing with 1997)). Such statement shall be accompanied by copies of the information that has been obtained or relied upon by EOP for purposes of such statement, PROVIDED THAT PGGM shall have executed an agreement with EOP to treat such information as confidential and to use such information solely for the purposes of evaluating the accuracy of such statement. In the event that EOP should determine in good faith that it cannot provide to PGGM the requested statement for any reason, EOP shall notify PGGM of such conclusion and the facts that cause it to be unable to render such statement. In addition to, and without limiting, the foregoing, in the event that the General Counsel of EOP shall have actual knowledge that more than 40 percent, by fair market value, of the outstanding equity interests of EOP are owned directly or indirectly by "foreign persons" (as that term is used for purposes of Section 897(h)(4)(B) of the Code), EOP shall provide written notice thereof (together with a summary of the relevant facts) to PGGM, PROVIDED THAT the only duty of inquiry of EOP shall be as set forth in the first sentence of this subparagraph (c).

                  (d) In the event that EOP shall make any distributions to PGGM that it concludes in good faith would be subject to withholding of tax pursuant to the last sentence of Section 1445(e)(3) of the Code and any Treasury Regulations promulgated with respect thereto, EOP shall provide such reasonable cooperation as PGGM may request in applying to the Internal Revenue Service for a "withholding certificate" that would reduce or eliminate the requirement for such withholding; PROVIDED, HOWEVER, that PGGM shall be responsible for the preparation and submission of the application for such withholding certificate and that EOP shall not be precluded from withholding such tax unless and until a "withholding certificate" is obtained (in which event EOP would not withhold tax that, under the express terms of the "withholding certificate," is not required to be withheld). In addition, in the event that PGGM shall provide to EOP an opinion of nationally recognized tax counsel reasonably satisfactory to EOP to the effect that EOP is not required pursuant to Section 1445(e)(3) of the Code and any Treasury Regulations promulgated with respect thereto to withhold any amount of federal tax with respect to any portion a distribution to PGGM, EOP shall not withhold any such tax unless it shall conclude in good faith that a Change in Law has occurred after the date of such opinion, in which event EOP shall provide written notice thereof to PGGM. Thereafter, the preceding sentence would not apply unless PGGM delivers an opinion of nationally recognized tax counsel reasonably satisfactory to EOP reconfirming the original opinion, after taking into account the Change in Law.

                  (e) The obligations of EOP set forth in subparagraphs (c) and
(d) shall terminate at such time as PGGM owns less than the lesser of (i) one percent (1%) of the issued and outstanding EOP Common Shares or (ii) the number of EOP Common Shares issued to PGGM in the Merger.

                  (f) PGGM agrees that, effective as of the Effective Time of the Merger, all agreements and undertakings previously entered into by Cornerstone or any Cornerstone Subsidiary with respect to tax matters, including, without limitation, agreements restricting the sale or other disposition of one or more assets owned by Cornerstone, Cornerstone Partnership, or any Subsidiary of either Cornerstone or Cornerstone Partnership shall terminate for events or transactions occurring after the Effective Time of the Merger, and that neither EOP, EOP Partnership nor any Subsidiaries of either EOP or EOP Partnership shall have any obligation or liability thereunder for events or transactions occurring following the Effective Time of the Merger. Without limiting the foregoing, such termination shall include the agreements of Cornerstone and Cornerstone Partnership set forth in the letter dated June 22, 1998 from Cornerstone and Cornerstone Partnership to PGGM, the undertakings with respect to tax matters set forth in the Amended and Restated Registration Rights and Voting Agreement dated as of December 16, 1998 by and among Cornerstone, PGGM, and Dutch Institutional Holding Company, Inc. (THE "REGISTRATION RIGHTS AGREEMENT"), and the policy of Cornerstone with respect to One Norwest Center, Denver, Colorado (and any properties acquired in exchange therefor) adopted by its Board of Directors at a meeting on August 13, 1997.

SECTION 5.        CONSENT TO TRANSFER

                  To the extent required by any mortgage, pledge, security agreement, deed of trust or other agreement or instrument entered into by Cornerstone or any of its Affiliates with or for the benefit of PGGM, including, without limitation, the agreements listed in item 5 on EXHIBIT A attached hereto (collectively, the "INSTRUMENTS"), PGGM agrees and acknowledges that, subject to and effective as of the Effective Time of the Merger, without any further action by Cornerstone, EOP, PGGM or any other party thereto or beneficiary thereof, PGGM hereby consents to the transfer to EOP and its Affiliates as a result of the Mergers and other transactions contemplated by the Merger Agreement of the beneficial ownership interest of any of the Affiliates of Cornerstone who are a party to the Instruments and to each other matter thereunder with respect to which PGGM's consent is required in connection with the Mergers and other transactions contemplated by the Merger Agreement.

SECTION 6.        REGISTRATION RIGHTS AGREEMENT

                  PGGM and EOP hereby agree and acknowledge that, subject to and effective as of the Effective Time of the Merger, without any further action by Cornerstone, EOP or PGGM, EOP and PGGM shall be bound by the Registration Rights Agreement as the same is amended as follows:

(a) From and after the Effective Time of the Merger, (i) all references in the Registration Rights Agreement to the "Company" shall be deemed to be references to EOP; (ii) all references therein to DIHC shall be deleted; (iii) the references to "that together own 25% or more of the issued and outstanding Common Stock" in Sections 1.2(iii) and 1.2(iv) shall be deleted; (iv) all references therein to "Common Stock" shall refer to the EOP Common Shares, (v) the "Initial Percentage" shall mean 12% of the issued and outstanding Common Stock; (vi) the "Standstill Period" shall mean, with respect to any Holder, a period of time commencing on the Effective Time of the Merger and terminating ninety (90) days after the first date following the election of PGGM's designees to EOP's Board of Trustees that no Trustee designated by PGGM pursuant to
Section 7 of this Voting Agreement remains a Trustee of EOP; and (vii) all references therein to "Units" shall refer to EOP OP Units.

                  (b) Section 2 shall be deleted in its entirety and all references to Section 2 in the Registration Rights Agreement shall be deleted.

                  (c) Section 3.1(a) shall be amended to delete the reference to the specified Cornerstone Registration Statement and to cause the first line to read as follows: "Within 20 days after the request of PGGM following the Effective Time of the Merger."

                  (d) Section 7 shall be deleted in its entirety and all references to Section 7 in the Registration Rights Agreement shall be deleted.

                  (e) Section 8 shall be amended as follows: (i) the reference to "that together with its Affiliates owns 25% or more of the issued and outstanding shares of Common Stock" in Section 8 shall be deleted, and (ii) the reference to "Section 78.140 of the Nevada General Corporation Law" shall refer to Section 2-419 of the Maryland General Corporation Law.

                  (f) Section 9 shall be amended as follows: (i) deleting "and" after the end of clause (I), (ii) adding "and" after the end of clause (II), and
(iii) adding a new clause (III) as follows: "(III) by the Company in connection with a Business Combination to which the Company is a party."

                  (g) Section 11 shall be amended to refer to the address of EOP set forth in the Merger Agreement.

                  (h) Sections 12 and 13 shall be deleted.

SECTION 7.        TRUSTEES

                  The trustees of EOP following the Merger shall consist of the trustees of EOP immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with John S. Moody, William Wilson III and Jan van der Vlist, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee with terms expiring in 2002, 2003 and 2003, respectively. Upon the expiration of the terms of Mr. van der Vlist in 2003 and 2006, so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at all times up to the meeting of shareholders at which trustees are being elected in such years, EOP shall take all action necessary to nominate Mr. van der Vlist for re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected). In the event that Mr. Van der Vlist shall fail to stand for re-election as aforesaid for any reason in either 2003 or 2006 or in the event of his earlier death or resignation, and so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at such time, EOP shall take all action necessary to nominate a replacement designated by PGGM, which replacement shall be subject to the approval of EOP if such replacement is not an officer, director or employee of PGGM, for election or re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected) or, in the case of a vacancy, at a meeting of the Board of Trustees called for such purpose. Except as expressly provided above in this Section 7, following their election as trustees, such persons shall serve for their designated terms, subject to their earlier death, resignation or removal.

SECTION 8.        CERTAIN AGREEMENTS

                  PGGM represents and warrants to EOP, EOP Partnership and WCP that (a) the only pending claims asserted against PGGM or Robert T. Sorrentino, Craig W. Johnston or Barrington H. Branch (the "Individuals") under the Indemnity Agreement, dated as of October 27, 1997, as thereafter amended, among DIHC Holding Company, Inc., PGGM and Cornerstone (the "Indemnity Agreement") or any of the agreements listed in items 1, 2, 3 and 4 on EXHIBIT A attached hereto (collectively, the "Purchase Agreements") are (i) the Western Litigation (as defined in the Indemnity Agreement) and (ii) the Massachusetts state tax claim previously disclosed to EOP in writing (the "Massachusetts Tax Claim"), and (b) to its knowledge after reasonable inquiry, there is no basis for any further claim, obligation, or liability of PGGM or any of the Individuals under the Indemnity Agreement or any of the Purchase Agreements. EOP, EOP Partnership and WCP hereby agree and acknowledge that, subject to and effective as of the Effective Time of the Merger, without any further action by EOP, EOP Partnership, WCP or PGGM, PGGM and the Individuals shall be released and discharged from any and all claims, obligations or liabilities under the Indemnity Agreement and the Purchase Agreements, including, without limitation, with respect to or in connection with the Massachusetts Tax Claim (collectively, the "Released Claims"), EXCEPT for (x) any claims, obligations or liabilities with respect to or in connection with the Western Litigation and (y) any claims, obligations or liabilities a basis for which PGGM has or would have had knowledge after reasonable inquiry as of the Effective Time (collectively (x) and (y) being referred to as the "Excluded Claims"). From and after the Effective Time, EOP and EOP Partnership shall indemnify, defend and hold harmless PGGM from and against any and all cost, claim, liability, damage or expense (including, without limitation, reasonable attorneys' fees) with respect to or in connection with the Released Claims and PGGM and the Individuals shall be obligated under the Indemnity Agreement and the Purchase Agreements to EOP and EOP Partnership with respect to or in connection with the Excluded Claims.

SECTION 9.        REPRESENTATIONS AND WARRANTIES OF PGGM

                  PGGM represents and warrants to EOP and EOP Partnership as follows:

                  (a) PGGM has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. PGGM has obtained all consents of third parties necessary to enter into this Agreement and to perform its obligations hereunder, including, without limitation, the amendments to the Registration Rights Agreement.

                  (b) This Agreement has been duly executed and delivered by PGGM and constitutes a valid and binding obligation of PGGM enforceable against PGGM in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights and general principles of equity.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any court order, judgment or decree applicable to PGGM, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which PGGM is a party or by which PGGM is bound or affected, which conflict, violation, breach or default would materially and adversely affect PGGM's ability to perform any of its obligations under this Agreement.

                  (d) Subject to any required filings under the Securities Exchange Act of 1934 (the " '34 Act"), PGGM is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of PGGM's obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by PGGM for the performance of PGGM's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect PGGM's ability to perform this Agreement.

                  (e) Cornerstone Common Shares set forth opposite PGGM on
SCHEDULE 1 hereto are the only Cornerstone Common Shares or other Cornerstone or Cornerstone Partnership securities owned beneficially or of record by PGGM or over which it exercises voting control.

SECTION 10.       REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP

                  EOP and EOP Partnership represent and warrant to PGGM as follows:

                  (a) Each of EOP and EOP Partnership has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. Each of EOP and EOP Partnership has obtained all consents of third parties necessary to enter into this Agreement and to perform its obligations hereunder.

                  (b) This Agreement has been duly executed and delivered by EOP and EOP Partnership and constitutes a valid and binding obligation of EOP and EOP Partnership enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights and general principles of equity.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any court order, judgment or decree applicable to EOP or EOP Partnership, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which EOP or EOP Partnership is a party or by which EOP or EOP Partnership is bound or affected, which conflict, violation, breach or default would materially and adversely affect EOP or EOP Partnership's ability to perform any of its obligations under this Agreement.

                  (d) Subject to any required filings under the Securities Exchange Act of 1934 (the " '34 Act"), neither EOP nor EOP Partnership is required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of its obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by EOP or EOP Partnership for the performance of its obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect its ability to perform this Agreement.

SECTION 11.       FURTHER ASSURANCES

                  PGGM shall make such filings as may be required from time to time under the '34 Act. The parties hereto shall, upon request by the other, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuation thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the requesting party reasonably may request from time to time in order to effectuate the purposes of this Agreement, including, without limitation, to perfect and maintain the validity, effectiveness and priority of any of the Instruments and the liens and security interests intended to be created thereby and better to assure, convey, grant, assign, transfer, preserve, protect and confirm unto PGGM the rights granted now or hereafter intended to be granted under the Instruments.

SECTION 12.       DESCRIPTIVE HEADINGS

                  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 13.       COUNTERPARTS

                  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 14.       ENTIRE AGREEMENT; ASSIGNMENT

                  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, following the Effective Time, this Agreement may be assigned by EOP in the same circumstances as under the Registration Rights Agreement.

SECTION 15.       NOTICES.

                  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                (a)      if to EOP or EOP Partnership, to:

                                 Equity Office Properties Trust
                                 EOP Operating Limited Partnership
                                 Two N. Riverside Plaza
                                 Chicago, IL  60606
                                 Attention:   President
                                              Chief Counsel
                                 Fax No.:  (312) 559-5021

                         with a copy to:

                                 Hogan & Hartson L.L.P.
                                 555 Thirteenth Street, N.W.
                                 Washington, D.C.  20004-1109
                                 Attention:   J. Warren Gorrell, Jr., Esq.
                                              George P. Barsness, Esq.
                                 Fax No.:  (202) 637-5910

                (b)      if to Cornerstone or Cornerstone Partnership, to:

                                 Tower 56
                                 125 East 56th Street, 6th Floor
                                 New York, NY 10022
                                 Attention: President
                                 Fax No.: (212) 605-7100

                         with a copy to:

                                 King & Spalding
                                 191 Peachtree Street
                                 Atlanta, GA  30303-1763
                                 Attention:   William B. Fryer, Esq.
                                 Fax No.:  (404) 572-5100

                (c)      if to PGGM, to:

                                 Stichting Pensioenfonds voor de Gezondheid,
                                      Geestelijke en Maatschappelijke Belangen
                                 Utrechtseweg 44
                                 3714 HD Zeist
                                 The Netherlands
                                 Attention:  Anneke C. van de Puttelaar

                                 Fax No.:  011 3130 696 3388

                         with a copy to:

                                 Richards & O'Neil, LLP
                                 885 Third Avenue
                                 New York, NY  10022
                                 Attention:  Ann F. Chamberlain, Esq.
                                 Fax No.: (212) 750-9022

All notices shall be deemed given only when actually received.

SECTION 16.       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws thereof.

                  (b) PGGM hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the State of Maryland or in a Maryland state court. Any process, summons, notice or document delivered by mail to the address set forth in Section 15 hereof shall be effective service of process for any action, suit or proceeding in any Maryland state court or any federal court located in the State of Maryland with respect to any matters to which PGGM has submitted to jurisdiction in this Section 16. PGGM irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Maryland state court or any federal court located in the State of Maryland, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. PGGM IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 17.       SPECIFIC PERFORMANCE

                  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Nothing contained herein shall release any party from any liability arising from any breach of any of its representations, warranties, covenants or agreements in this Agreement.

SECTION 18.       CAPACITY OF PGGM AND ITS OFFICERS, DIRECTORS AND EMPLOYEES.

                  PGGM has executed this Agreement solely in its capacity as a stockholder of Cornerstone. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by any officer, director or employee of PGGM in his capacity as an officer, director, employee or manager of Cornerstone in connection with the exercise of Cornerstone's rights under the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

                                    EQUITY OFFICE PROPERTIES TRUST

                                    By:   /s/ Stanley M. Stevens
                                       -----------------------------------------
                                    Name:     Stanley M. Stevens
                                         ---------------------------------------
                                              Executive Vice President
                                    Title:      and Chief Legal Counsel
                                          --------------------------------------

                                    EOP OPERATING LIMITED PARTNERSHIP

                                    By:      Equity Office Properties Trust, its
                                             general partner

                                             By: /s/ Stanley M. Stevens
                                                --------------------------------
                                             Name:   Stanley M. Stevens
                                                  ------------------------------
                                                     Executive Vice President
                                             Title:    and Chief Legal Counsel
                                                   -----------------------------

                                    WCP SERVICES, INC.

                                    By:   /s/ John S. Moody
                                       -----------------------------------------
                                    Name:     John S. Moody
                                         ---------------------------------------
                                    Its:      President
                                        ----------------------------------------

                                    PENSIOENFONDS VOOR DE
                                    GEZONDHEID, GEESTELIJKE EN
                                    MAATSCHAPPELIJKE BELANGEN

                                    By: /s/ Jan H.W.R van der Vlist
                                       -----------------------------------------
                                    Name:   Jan H.W.R van der Vlist
                                         ---------------------------------------
                                    Title:  Attorney-in-Fact
                                          --------------------------------------

                                                                      SCHEDULE 1

  NAME OF          # OF SHARES
RECORD AND             OF
BENEFICIAL         CORNERSTONE                          TERMS OF
   OWNER             COMMON             PLEDGEE          PLEDGE
                     STOCK


PGGM               45,779,703          Not Applicable    Not Applicable


                                    EXHIBIT A

1. Loan Purchase Agreement Between PGGM and Cornerstone, dated as of August 18, 1997.

2. Stock Purchase Agreement between Dutch Institutional Holding Company, Inc. and Cornerstone, dated as of August 18, 1997.

3. Stock Purchase Agreement, between Cornerstone and PGGM, dated as of June 22, 1998.

4. Stock Purchase Agreement, between PGGM and WCP Services, Inc., dated as of December 31, 1998.

5. Amended and Restated Note and Collateral Agency Agreement between Cornerstone Partnership, certain of its Subsidiaries, Cornerstone, Dutch Institutional Holding Company, Inc. and PGGM, dated as of January 20, 1998, and all other "Loan Documents" as defined therein.